EXHIBIT 99.3

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Fifth Third Bank, National Association ( the “Bank”), does hereby make, constitute and appoint Katerina Mills (and any other employee of the Bank and any employee of one of its affiliates, in each case who has been designated in writing by one of these attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Bank is acting individually or as representative of others, any and all filings that the attorney-in-fact believes the Bank is required to make under the Securities Exchange Act of 1934, (as amended, the “Act”), with respect to securities which may be deemed to be beneficially owned by the Bank under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Bank might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Bank or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 5, 2020.

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Susan Zaunbrecher
Name:	Susan Zaunbrecher
Title:	Chief Legal Officer and Executive Vice President